Exhibit 10.10n

NINTH AMENDMENT TO

THE AMENDED AND RESTATED

CREDIT AGREEMENT

THIS NINTH AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of December 14, 2015 (the “Amendment Effective Date”), is by and among SOLARCITY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), certain banks and financial institutions from time to time party thereto as lenders (the “Lenders”), the Administrative Agent, and Bank of America Merrill Lynch, as sole lead arranger and sole book manager, are parties to that certain Amended and Restated Credit Agreement dated as of November 1, 2013 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
AMENDMENTS TO CREDIT AGREEMENT

Section 1.01  New Definition. The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Foreign Subsidiary Holdco” means any Domestic Subsidiary of the Borrower, substantially all of the assets of which consist of capital stock of one or more controlled foreign corporations, as such term is defined in Section 957 of the Code.

“Ninth Amendment Effectiveness Date” means December 14, 2015.

“Non-Extending Lender” means Royal Bank of Canada.

“Supermajority Lenders” means, at any time, at least two (2) Lenders having Total Credit Exposures representing more than 75% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or L/C Issuer, as the case may be, in making such determination.

Section 1.02  Amendments to Section 1.01.  The following definitions set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Available Take-Out” means, as of a given date of determination, the aggregate of (i) each Tax Equity Investor’s Tax Equity Commitment less all amounts advanced by such Tax Equity Investor under such Tax Equity Commitment, and (ii) each lender’s Backlever Financing Commitment, less all amounts advanced by such lender under such Backlever Financing.

“Backlever Financing” means Indebtedness for borrowed money incurred by an Excluded Subsidiary where (i) such Indebtedness is made pursuant to an accounts receivable financing, a factoring facility or other similar financing; (ii) such Indebtedness is incurred only with respect to either (A) Projects financed under a Finco Customer Agreement or (B) Projects that have been Tranched or are wholly-owned by an Excluded Subsidiary; (iii) no Loan Party guaranties the payment of debt service for such Indebtedness; (iv) the Person providing the financing for such Indebtedness maintains no interest in, right or title to any Available Take-Out (other than a Backlever Financing); and (v) each of the Subsidiaries of Borrower acquired or formed in connection with such Backlever Financing has executed a joinder to the Payment Direction Letter.

“Backlever Financing Commitment” means with respect to a Backlever Financing, the amount equal to the lender’s or lenders’, as the case may be, commitment to advance funds pursuant to such Backlever Financing.

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property which is located outside of the United States, (b) any Intellectual Property, (c) the Equity Interests of or in any Excluded Subsidiary, (d) any SREC that is subject to (i) any financing arrangement not otherwise prohibited by this Agreement or (ii) a hedging arrangement, and (e) any vehicle used as collateral for a financing arrangement permitted under Section 7.02(x).

“Excluded Subsidiaries” means (a) any existing or future acquired or formed special purpose Subsidiary (i) without employees or (ii) that is required to have employees and maintains such employees solely to the extent necessary to comply with licensing requirements under applicable Law, in each case, in which Borrower holds a direct or indirect interest, established for the purpose of acquiring, leasing, operating, owning or financing energy systems and any SRECs, directly or indirectly, including but not limited to solar photovoltaic, battery storage, geothermal and other renewable energy technologies, in each case, (w) whose committed financing or equity contribution proceeds are included in the calculation of Available Take-Out, (x) whose Tax Equity Commitments or Backlever Financing Commitments as the case may be, have been fully deployed and which Tax Equity Commitments or Backlever Financing Commitments, as the case may be, are no longer included in the calculation Available Take-Out, (y) acquired or formed solely in connection with a Backlever Financing and which has no assets other than those being borrowed against or securing such Backlever Financing or (z) acquired or formed solely as an obligor for a System Refinancing and which has no assets other than those being borrowed against or securing such System Refinancing, (b) Solar Explorer, LLC, Solar Voyager, LLC, and Iliosson S.A. De C.V. and any existing or future acquired or formed Foreign Subsidiary of Iliosson S.A. De C.V. acquired or formed for the purpose of financing the inventory, equipment and customer agreements or supporting the operations of Iliosson S.A. De C.V., (c) any acquired or formed Foreign Subsidiary or Foreign Subsidiary Holdco to the extent the execution of a Guaranty by such Foreign Subsidiary or Foreign Subsidiary Holdco would result in a material adverse tax consequence for the Borrower, (d) any acquired or formed Immaterial Subsidiary, (e) any existing or future acquired or formed Subsidiary operating as a public utility, Load-Serving Entity, electric supplier, or political action committee, (f) any Subsidiary formed with the intent of becoming an Excluded Subsidiary, (g) any existing or future acquired or formed special purpose Subsidiary established for the purpose of financing or hedging SRECs, (h) any existing or future acquired or formed special purpose Subsidiary established for the purposes of a financing arrangement permitted by Section 7.02(x), and (i) Cardinal Blue Solar, LLC so long as its only assets are Projects that (x) could not be Tranched as a result of a failure to satisfy Tranching requirements under the applicable Tax Equity Documents, (y) could not be included in a Backlever Financing as a result of a failure to satisfy requirements under the applicable Backlever Financing documents under or (z) could not be included in a System Refinancing as a result of a failure to satisfy requirements under the applicable System Refinancing documents.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary; provided that, for purposes of the definition of Pledged Equity, such term shall include any Foreign Subsidiary Holdco.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business unless they remain unpaid for more than one-hundred twenty (120) days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Facility.  The Letter of Credit Sublimit is part of, and not in addition to, the Facility.

“Maturity Date” means, (i) with respect to the Commitments of all Lenders other than the Non-Extending Lender, December 31, 2017 and (ii) with respect to the Commitments of the Non-Extending Lender, December 31, 2016; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next proceeding Business Day.

“Permitted Dispositions” means (a) (i) Dispositions of inventory, equipment and Host Customer Agreements in the ordinary course of business, including Tranching of inventory, equipment and Host Customer Agreements (including any warranties arising in connection therewith), (ii) Dispositions to Cardinal Blue Solar, LLC of inventory, equipment and Host Customer Agreements that (x) could not be Tranched as a result of a failure to satisfy Tranching requirements under the applicable Tax Equity Documents, (y) could not be included in a Backlever Financing as a result of a failure to satisfy requirements under the applicable Backlever Financing documents or (z) could not be included in a System Refinancing as a result of a failure to satisfy requirements under the applicable System Refinancing documents, (iii) cash sales of inventory to Borrower’s customers and sale of Projects pursuant to a customer’s purchase right under its applicable Host Customer Agreement; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (e) the sale or disposition of Cash Equivalents for fair market value; (f) Dispositions of Equity Interests in accordance with the terms herein; and (g) Disposition of SRECs (x) for the purpose of returning such SRECs or proceeds of such SRECs to an Excluded Subsidiary in accordance with the applicable Tax Equity Document, (y) to an Excluded Subsidiary for the purposes of a financing arrangement secured by such SRECs which financing arrangement is not prohibited hereunder, and (z) for any other purpose so long as such Disposition is done in an arms-length transaction.

Section 1.03  Amendment to Section 2.07(a).  Clause (a) of Section 2.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Revolving Loans.  The Borrower shall repay to each Lender on the applicable Maturity Date for the Facility the aggregate principal amount of all Revolving Loans made by such Lender and outstanding on such date.

Section 1.04  Amendment to Section 2.16(a).  Clause (a) of Section 2.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)  Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower may from time to time, request an increase in the Facility so long as the Facility (“Incremental Facility”), after taking into account all such requests, does not exceed $500,000,000; provided that (i) any such request for an Incremental Facility shall be in a minimum amount of $10,000,000 and in increments of $5,000,000 (or such lesser amount as is acceptable to the Administrative Agent) in excess thereof, and (ii) the Borrower may make a maximum of three (3) such requests.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond.

Section 1.05  Amendment to 6.13.  Section 6.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

The Loan Parties will cause each of their Subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement; provided, however, no (i) Foreign Subsidiary or Foreign Subsidiary Holdco that is an Excluded Subsidiary shall be required to become a Guarantor and (ii) no Subsidiary formed with the intent of becoming an Excluded Subsidiary shall be required to become a Guarantor so long as such Subsidiary promptly becomes an Excluded Subsidiary after its formation.  In connection therewith, the Loan Parties shall give notice to the Administrative Agent within thirty (30) days (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion) after creating a Subsidiary or acquiring the Equity Interests of any other Person.  In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01 and 6.14 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 1.06  Amendment to Section 7.01.  Clauses (s), (t) and (u) of Section 7.01 of the Credit Agreement are hereby amended and restated in their entirety and clauses (w) and (x) are hereby added to Section 7.01 of the Credit Agreement to read as follows:

(s) Liens on SRECs and revenue derived therefrom securing Indebtedness permitted under Section 7.02(u);

(t) (i) Liens securing Indebtedness of Silevo China Co., Ltd. permitted under Section 7.02(r), so long as such Liens attach solely to the assets of Silevo China Co., Ltd., and (ii) Liens granted by Silevo in favor of Solexel, Inc., so long as such liens only attach to silicon deposition equipment, including spare parts, consumables and components of Silevo;

(u) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $5,000,000; provided that no such Lien shall extend to or cover any Collateral;

(w) Liens on vehicles securing Indebtedness permitted under Section 7.02(x); and

(x) Liens on the assets of Foreign Subsidiaries which are not Loan Parties securing Indebtedness permitted under Section 7.02(w).

Section 1.07  Amendment to Section 7.02.  Clauses (c), (i) and (s) of Section 7.02 of the Credit Agreement are hereby amended and restated in their entirety and clauses (u), (v), (w) and (x) are hereby added to Section 7.02 of the Credit Agreement to read as follows:

(c) Indebtedness in respect of (x) Capitalized Leases and Synthetic Lease Obligations; provided, however, that the aggregate amount of all such Indebtedness of the Loan Parties at any one time outstanding shall not exceed $75,000,000, and (z) purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and in an aggregate amount not to exceed the amount of the unused Capital Expenditure allowance under Section 7.12 available to the Borrower after the Ninth Amendment Effectiveness Date, so long as all such purchase money obligations incurred after the Ninth Amendment Effectiveness Date are due in full within 12 months of incurrence;

(i) Existing Vehicle Financing and other Indebtedness incurred for the acquisition or lease of vehicles or computer systems and any refinancing of such other Indebtedness (so long as the amount of the Indebtedness is not increased in connection with such refinancing) and the sole recourse for the applicable lender under all such financing arrangement is to the vehicles or computer systems being financed;

(s) Indebtedness incurred in connection with (i) Permitted Acquisitions or (ii) Acquisitions of Developer Projects;

(u) Indebtedness incurred under a financing arrangement or hedging arrangement secured by a Lien on SRECs so long as the sole recourse for the applicable lender under all such financing arrangements is to the SRECs being financed;

(v) to the extent constituting Indebtedness, advances to Excluded Subsidiaries which are Foreign Subsidiaries in respect of transfer pricing and cost-sharing arrangements so long as such arrangements have been approved by the Borrower’s board of directors and its certified public accountants which accountants are reasonably acceptable to Agent;

(w) Indebtedness of any Foreign Subsidiary owed to any third party so long as any Lien securing such Indebtedness does not attach to any asset of any Loan Party or any Subsidiary of Borrower (other than a Foreign Subsidiary or Foreign Subsidiary Holdco which is not a Loan Party) and no Loan Party or any Subsidiary of Borrower (other than a Foreign Subsidiary or Foreign Subsidiary Holdco which is not a Loan Party) is obligated thereunder; and

(x) Indebtedness incurred under a financing arrangement secured by a Lien on vehicles so long as the sole recourse under such financing arrangement is to such vehicles.

Section 1.08  Amendment to Section 7.03.  Clauses (c), (l), and (m) of Section 7.03 of the Credit Agreement are hereby amended and restated in their entirety and clause (n) is hereby added to Section 7.03 of the Credit Agreement to read as follows:

(c)  (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) Investments by Excluded Subsidiaries in other Excluded Subsidiaries, (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments (other than Investments made under clause 7.03(k) below) by the Loan Parties in Excluded Subsidiaries in an aggregate amount invested from the date hereof together with any Investments made under clause 7.03(i) below not to exceed $15,000,000, (v) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Borrower or any Domestic Subsidiary of the Borrower to or in Foreign Subsidiaries of the Borrower not to exceed $15,000,000 in the aggregate, and (vi) Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(l) Investments made pursuant to Finco Customer Agreements;

(m) (i) Investments in the form of loans or advances of operating expenses made to Silevo, Sunflower or Sunflower Acquisition Corporation made prior to the Silevo Acquisition Date, in the aggregate original principal amount not to exceed $10,000,000 and (ii) Investments made solely pursuant to any purchase obligations of Silevo China Co., Ltd. in favor of Hangzhou Xiaoshan Int’l VC Development Co., Ltd., Hangzhou Xiaoshan Economic and Technological Development Zone VC Co., Ltd., and Hangzhou Tonghui Venture Capital Co., Ltd., with the aggregate principal amount of such obligation not to exceed $15,000,000, subject to exchange rate fluctuations; and

(n) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements, so long as such arrangements have been approved by the Borrower’s board of directors and its certified public accountants which accountants are reasonably acceptable to Agent.

Section 1.09  Amendment to Section 7.05.  Clause (d) of Section 7.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) Dispositions permitted by Section 7.03 or 7.04;

Section 1.10  Amendment to Section 11.01.  Clauses (g), (h), and (i) of Section 11.01 of the Credit Agreement is hereby amended and restated in its entirety and clause (j) is hereby added to Section 11.01 of the Credit Agreement to read as follows:

(g) release all or substantially all of the Collateral in any transaction or series of related transactions (except with respect to Dispositions permitted under Section 7.05 and Investments permitted under Section 7.03), without the written consent of each Lender;

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i) release the Borrower or permit the borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender; or

(j) amend the definition of “Borrowing Base” or any defined terms (or components of such defined terms) used therein if the impact of such amendment is to increase the amount of the Borrowing Base without the consent of Supermajority Lenders.

Section 1.11  Exhibit C to Credit Agreement.  Exhibit C attached to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

ARTICLE II.
CONDITIONS TO EFFECTIVENESS

Section 2.01  Conditions to Effectiveness. This Amendment shall become effective as of the Amendment Effective Date upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)  Administrative Agent shall have received a copy of this Amendment duly executed by Borrower, the Required Lenders and Administrative Agent.

(b)  No Default or Event of Default shall exist.

(c)  Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of Borrower.

(d)  The Administrative Agent shall have received from Borrower, for the account of each Lender that executes and delivers a signature page hereto to the Administrative Agent on or before 5:00 pm (Pacific time) on December 11, 2015 (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”, an amendment fee in an amount equal to fifteen (15) basis points on the aggregate Commitments of such Consenting Lender.

ARTICLE III.
MiSCELLANEOUS

Section 3.01  Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

Section 3.02  Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants as follows:

(a)  It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)  This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)  No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment, other than those which have been duly obtained.

(d)  Immediately before and after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(e)  After giving effect to this Amendment, the Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

(f)  The Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

Section 3.03  Reaffirmation of Obligations. Each Loan Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

Section 3.04  Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

Section 3.05  Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

Section 3.06  Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

Section 3.07 Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

Section 3.08  Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

Section 3.09  No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

Section 3.10  GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.11  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 3.12  Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	SOLARCITY CORPORATION, a Delaware corporation

	By:	/s/ Lyndon Rive
	Name:	Lyndon Rive
	Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., in its capacity as Administrative Agent

	By:	/s/ Dora Brown
	Name:	Dora Brown
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A., in its capacity as Lender, L/C Issuer and Swingline Lender

	By:	/s/ Thomas R. Sullivan
	Name:	Thomas R. Sullivan
	Title:	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

	By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

	By:	/s/ Gregory Fantoni
	Name:	Gregory Fantoni
	Title:	Authorized Signatory

SILICON VALLEY BANK, as a Lender

	By:	/s/ Daniel Baldi
	Name:	Daniel Baldi
	Title:	Managing Director

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION, AS SUCCESSOR IN INTEREST TO BRIDGE BANK, NATIONAL ASSOCIATION as a Lender

	By:	/s/ Randall Lee
	Name:	Randall Lee
	Title:	Assistant Vice President

Ninth Amendment to the Amended and Restated Credit Agreement

Signature Page

CIT BANK, N.A., as a Lender

By:	/s/ Michael MacDonald
Name:	Michael MacDonald
Title:	Managing Director

AMERICAN SAVINGS BANK, F.S.B., a federal savings bank, as a Lender

By:	/s/ Kyle J. Shelly
Name:	Kyle J. Shelly
Title:	Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Frank Lambrinos
Name:	Frank Lambrinos
Title:	Authorized Signatory

Ninth Amendment to the Amended and Restated Credit Agreement

Signature Page

EXHIBIT C

TO AMENDED AND RESTATED CREDIT AGREEMENT

Form of
Compliance Certificate

Financial Statement Date:  [________, ____]

TO:	Bank of America, N.A., as Administrative Agent
RE:

Amended and Restated Credit Agreement, dated as of November 1, 2013, by and among SolarCity Corporation, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swingline Lender (as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer1 hereby certifies as of the date hereof that [he/she] is the [_____________________] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered (i) the year-end audited financial statements required by Section 6.01(a)(i) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the consolidating balance sheet required by Section 6.01(a)(ii) of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year.  Such consolidating statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.  The Borrower has delivered (i) the unaudited financial statements required by Section 6.01(b)(i) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date, which Consolidated financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries, and (ii) a statement of income required by Section 6.01(b)(ii) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date, which statement of income has been prepared on an Activity Basis and reflects the net present value of future cash flows and interest expense, depreciation and amortization.

2.  The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3.  A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[1]	This Certificate should be from the chief executive officer, chief financial officer, treasurer or controller of the Borrower, as applicable.

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.  The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.  The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

6.  Schedule B sets forth (i) the aggregate amount of Capital Leases and Synthetic Lease Obligations incurred pursuant to Section 7.02(c)(x) of the Credit Agreement and outstanding as of the date of this Certificate, (ii) the aggregate amount of purchase money obligations for fixed or capital assets incurred pursuant to Section 7.02(c)(z) of the Credit Agreement and outstanding as of the date of this Certificate, and (iii) as of the date of this Certificate, the amount of the unused Capital Expenditure allowance under Section 7.12 of the Credit Agreement available to the Borrower.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SOLARCITY CORPORATION,
a Delaware corporation, as Borrower

By:
Name:
Title:

Schedule A

Financial Statement Date:  [________, ____] (“Statement Date”)

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Interest Coverage Ratio
A.	Numerator (for the trailing 12-month period then ending on the most recent fiscal quarter end available):

i.	gross profit (as measured in accordance with GAAP)	$
ii.	twenty percent (20%) of general and administration (G&A, as measured in accordance with GAAP)	$
iii.	Line I.A.i – Line I.A.ii	$

B.

Denominator (for the trailing 12-month period then ending on the most recent fiscal quarter end available, which is to be paid in cash, in each case, of or by the Borrower for such period of measurement):

i.

all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP

$
ii.	all interest paid or payable with respect to discontinued operations	$
iii.	the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP	$
iv.	Borrower’s cash Interest Charges (which interest charges shall not be determined on a consolidated basis):
	Line I.B.i + Line I.B.ii + Line I.B.iii	$
C.	Interest Coverage Ratio (Line I.A.iii ÷ Line I.B.iv): to 1.00

Compliance

Borrower [is][is not] in compliance with Section 7.11(a) of the Credit Agreement as the Interest Coverage Ratio of ____2 to 1.00 [is][is not] greater than or equal to the minimum permitted ratio of 1.50 to 1.00.

II.	Section 7.11(b) – Unencumbered Liquidity

Sum of Borrower’s cash and Cash Equivalents (determined as of the last day of each month based on the average daily balance thereof during such month) held in deposit accounts and securities accounts in which the Administrative Agent has obtained a perfected Lien subject to no other Lien:

$

Compliance

Borrower [is][is not] in compliance with Section 7.11(b) of the Credit Agreement as the Unencumbered Liquidity of $_______________, which has been measured as of the last day of the month ended [______, 201_], [is][is not] greater than or equal to the minimum permitted Unencumbered Liquidity amount of $[_____________] required as of such month end and calculated as follows:

The greater of

[2]	Insert Line I.C.

(1)	sum of

(x) 20% of the Aggregate Commitments plus

(y) 20% of the aggregate principal amount of issued and outstanding Short-Term Solar Bonds, measured monthly as of the last day of such month;

and

(2) $50,000,000.

Schedule B

The aggregate amount of Capital Leases and Synthetic Lease Obligations incurred pursuant to Section 7.02(c)(x) of the Credit Agreement and outstanding as of the date of this Certificate:	$

The aggregate amount of purchase money obligations for fixed or capital assets incurred pursuant to Section 7.02(c)(z) of the Credit Agreement and outstanding as of the date of this Certificate:	$

As of the date of this Certificate, the amount of the unused Capital Expenditure allowance under Section 7.12 of the Credit Agreement available to the Borrower:	$